EXHIBIT 20

American Premier Underwriters, Inc.
One East Fourth Street
Cincinnati, OH  45202
(513) 579-6600
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Contact:  Philip A. Hagel
          Vice President - Treasurer

                                                    News Release
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                                           FOR IMMEDIATE RELEASE
                                                April 3, 1995
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             AMERICAN PREMIER UNDERWRITERS COMPLETES
          ACQUISITION OF AMERICAN FINANCIAL CORPORATION


          April 3, 1995 -- Cincinnati, Ohio -- American Premier Underwriters, Inc. (American Premier) (NYSE-APZ) announced that it today completed its previously announced acquisition of American Financial Corporation (AFC) following receipt of a favorable Internal Revenue Service ruling.

          In furtherance of the previously announced plan to use American Premier cash following the acquisition to retire debt, $134 million of AFC 12% Debentures due 1999 has been called at par and $52 million of AFC 12 1/4% Debentures due 2003 has been called at 102.5% of par. The redemption date for each issue is May 3, 1995. In addition, $184 million of borrowings under an AFC subsidiary's multi-bank revolving facility will be repaid shortly.

          In connection with the acquisition, each outstanding share of American Premier common stock has been converted into a common share of American Premier Group, Inc. (New American Premier), a new company that was formed to hold both American

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NEWS RELEASE                   -2-
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Premier and AFC.  The New American Premier common stock is now listed on the New York Stock Exchange and will trade under the APZ symbol. American Premier stock certificates now represent shares of New American Premier. Accordingly, shareholders will not be required to exchange their existing certificates.

          The 1994 Annual Report to Shareholders of New American Premier will be mailed prior to the end of April. Copies of American Premier's and AFC's 1994 Annual Reports on Form 10-K, which were filed in March with the Securities and Exchange Commission, may be obtained by shareholders by writing to American Premier Group, Inc., One East Fourth Street, Cincinnati, Ohio 45202, Attention: Investor Relations.

          American Premier is engaged primarily in specialty property and casualty insurance. AFC is engaged primarily in multi-line property and casualty insurance businesses and the sale of tax-deferred annuities.
                                   -oOo-
AP95-4

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